Exhibit 10.1
ISABELLA BANK CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

PARTICIPATION AGREEMENT
FOR
William Schaefer

April 1, 2024

This Participation Agreement is entered into effective as of April 1, 2024 by William Schaefer (the “Participant”) and Isabella Bank Corporation (together with any successors and affiliates, the “Company”) pursuant to the Isabella Bank Corporation Supplemental Executive Retirement Plan (“Plan”), as amended from time to time.
1. Agreement. The Participant and the Company agree to be bound by the terms of the Plan and the terms of this Participation Agreement with respect to the Participant’s participation in and benefits under the Plan. The terms of the Plan are incorporated into this Participation Agreement by reference. Capitalized terms not otherwise defined in this Participation Agreement have the meaning given in the Plan. In the event of a conflict between the terms of the Plan and the terms of this Participation Agreement, the terms of the Plan shall control except as specifically provided otherwise in the Plan or this Participation Agreement.
2. Effective Date of Participation. The Participant’s participation in the Plan and this Participation Agreement commence effective as of April 1, 2024.
3. Early Retirement Age. The Participant’s Early Retirement Age is age 55.
4. Normal Retirement Age. The Participant’s Normal Retirement Age is age 65.
5. Annual Credit. Schedule A sets forth the Participant’s Annual Credits to be made at the end of each of the Twenty-One (21) Plan Years commencing with the Plan Year that ends on December 31, 2024. The Company will, on the last day of each such Plan Year, credit the Participant’s SERP Account with the Participant's Annual Credit only: (a) if the Participant is employed as of the last day of the Plan Year by the Company, and (b) if such employment is as the Company’s Chief Financial Officer. Notwithstanding the foregoing, after a Change in Control that occurs while the Participant is employed by the Company as its Chief Financial Officer, the Company: (a) will continue to credit the Participant's SERP Account with uncredited Annual Credits in accordance with Schedule A if the Participant is employed as of the last day of each relevant Plan Year by the Company or its Affiliates, and (b) will credit the Participant’s SERP Account with all of the uncredited (as of a Separation from Service described below) Annual Credits that are set forth in Schedule A if the Participant incurs (after such Change in Control) either: (i) an involuntary Separation from Service without Cause, or (ii) a voluntary Separation from Service with Good Reason.
6. Discretionary Credits. The Board may, in its sole discretion, allocate Discretionary Credits to the Participant’s SERP Account from time to time in accordance with Section 5.2 of the Plan.

7. Earnings. The Participant’s SERP Account will be credited with interest pursuant to Section 5.3 of the Plan.
8. Vesting. The Plan’s default vesting rules in Section 3.2 will apply to the Participant’s SERP Account. No special vesting schedule will apply.
9. Clawback. The Clawback Policy noted in Section 3.4 of the Plan will apply to the Participant’s SERP Account. By signing this Participation Agreement, the Participant agrees to be bound by the Clawback Policy, as in effect or as may be adopted and/or modified from time to time by the Company in its discretion (including, without limitation, to comply with applicable law or, if applicable, any national securities exchange listing requirements). The Participant further agrees to cooperate fully with the Company, and to cause any and all Beneficiaries to cooperate, in connection with the Company’s implementation and enforcement of the Clawback Policy as it relates to the Participant’s SERP Account.
10. Time and Form of Payment Elections. The Plan’s default time and form of payment rules in Article VI of the Plan will apply to the Participant’s entire SERP Account, with one exception. If payment commences upon the Participant’s Separation from Service, the form of payment shall be five (5) annual installments. Subsequent annual installments are to be paid within 30 days of the appropriate anniversary of the date on which the first installment would have been paid disregarding any required delay under Section 6.3 of the Plan. No other special elections are made by the Participant; provided that the Participant may modify the time and form of payment under Section 6.4 of the Plan.
11. Beneficiary Designation. The Participant’s initial Beneficiary designation is attached. The Participant may update the Participant’s Beneficiary designation from time to time in accordance with the terms of the Plan.
12. Definition of Cause. With respect to the Participant, “Cause” for purposes of the Plan and this Participation Agreement has the meaning given in any employment agreement between the Participant and the Company, but if the Participant is not a party to an employment agreement with the Company in which “Cause” is defined, the term “Cause” means the existence of any of the following circumstances:
a. the conviction of the Participant by a court of competent jurisdiction of, or the Participant’s guilty plea or plea of no lo contendere to, any (1) felony or (2) crime that involves moral turpitude;
b. the Participant’s gross failure or gross refusal to perform the usual and customary duties of the Participant’s employment;
c. the Participant’s material breach of any agreement between the Participant and the Company;
d. the Participant’s theft, embezzlement, or misappropriation from the Company; or
e. conduct by the Participant that is unprofessional, unethical, immoral, dishonest, or fraudulent, or which significantly discredits the Company’s reputation.
Notwithstanding the foregoing, a condition that is described in clauses (b), (c), or (e) of the preceding sentence shall not constitute “Cause” unless the Participant: (i) receives written notice of the offending condition; and (ii) the Participant either (1) fails to cure the condition within 30-calendar days from receipt by the Participant of the notice, or (2) cannot cure the condition within such 30-day period, as determined by the Company.
13. Good Reason. The term “Good Reason” means the existence of any of the following circumstances during the six-month period that precedes a voluntary Separation from Service by the Participant:
a. a material diminution in the Participant’s base compensation;
b. a change by more than fifty miles in the primary geographic location at which the Participant must perform his services; or
c. the Company’s material breach of its responsibilities and obligations set forth in any employment agreement or any other material agreement between the Participant and Company.
Notwithstanding the foregoing, a condition will not constitute “Good Reason” unless the Company: (i) receives written notice of the offending condition within a reasonable time of the Participant’s learning of the event; and (ii) the Company fails to cure the condition that constitutes “Good Reason” within a reasonable period of time to be no less than thirty calendar days from receipt by the Company of the notice.
14. Restrictive Covenants.
a. General Rule. In consideration of the crediting of amounts to the Participant’s SERP Account and the Company’s agreement to make payments under this Plan and the Participation Agreement, the Participant agrees that, until the later of (i) two (2) years after the Participant’s Separation from Service for any reason, and (ii) the date on which the Participant is paid all amounts that are owed under this Plan, the Participant will not, whether directly or indirectly as an owner, partner, limited partner, joint venturer, shareholder, member, trustee, lender consultant, officer, director, independent contractor, employee or other agent of another Person:
i. solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Company to terminate his or her employment and accept employment or otherwise become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever that competes with the business of the Company which has headquarters or offices within 25 miles of any location(s) in which the Company has business operations or has filed an application for regulatory approval to establish an office (the “Restricted Territory”);
ii. solicit, provide any information, advice or recommendation, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Company to terminate an existing business or commercial relationship with the Company; or
iii. become an owner, partner, limited partner, joint venturer, shareholder, member, trustee, lender consultant, officer, director, independent contractor, employee or other agent of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, mortgage or loan broker or any other entity that competes with the business of the Company, that: (i) has headquarters within the Restricted Territory, or (ii) has one or more offices, but is not headquartered, within the Restricted Territory, but in the latter case, only if the Participant would be employed, conduct business or have other responsibilities or duties within the Restricted Territory.
b. Confidentiality. In consideration of the crediting of amounts to the Participant’s SERP Account and the Company’s agreement to make payments under this Plan and the Participant’s Participation Agreement, the Participant agrees not to, while employed by the Company or after Separation from Service for any reason, directly or indirectly, use or furnish to anyone (except as required in the ordinary course of performing the Participant’s employment duties for the Company) any confidential information or trade secrets relating to the Company’s business (collectively “Confidential Information”), which Confidential Information includes information relating to the Company’s systems, processes, and rates; trade secrets; contracts with customers and vendors; design, production, sale, or distribution of any products and services; personnel and their compensation and employment arrangements; identity of, or products purchased by, or rates and prices paid by, customers and potential customers of the Company; and all other private matters pertaining to the Company.
c. Construction and Relief. If a provision in this Section 14 is found by any court with jurisdiction to be too broad in duration, scope, or otherwise, then the court is to amend the offending provision to the minimum extent necessary to make it reasonable and enforceable, and the offending provision is to be fully enforceable as amended.
d. Remedies. In consideration of the crediting of amounts to the Participant’s SERP Account and the Company’s agreement to make payments under this Plan, the Participant agrees that, notwithstanding any provision of the Plan or any Participation Agreement to the contrary and in addition to the Company’s other remedies at law and in equity, the Participant will forfeit the Participant’s entire interest in the Plan, including any rights to unpaid amounts credited to the Account and unpaid installment payments, effective upon the Participant’s breach of this Section 14, regardless of whether any rights or payments were previously vested. In addition, the Company will be entitled to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of any provision of this Section 14 by the Participant. The Participant agrees that damages for a breach of the provisions of this Section 14 would be difficult or impossible to determine and that the Company has no adequate remedy at law for such a breach, such that enforcement by specific performance is necessary in addition to the Participant’s forfeiture and the award of any damages that are determinable. The Participant is liable to the Company for all costs and expenses, including actual attorney’s fees, that the Company incurs in enforcing any provision of this Section 14 or other provision of this Plan against the Participant.
15. Amendment. The Plan’s amendment and termination provisions in Article IX apply to this Participation Agreement, as well. In addition, the Participant and the Company may agree to amend this Participation Agreement, but in so doing shall be cognizant of the consequences of such an amendment under Code Section 409A.
This Participation Agreement is effective as of the Effective Date upon the execution by the Participant and by a duly authorized officer of Company.

PARTICIPANT

Date:	August 6, 2024	/s/ William M. Schaefer
William M. Schaefer, CFO

ISABELLA BANK CORPORATION

Date:	July 29, 2024	By:	/s/ Sarah R. Opperman
		Name:	Sarah R. Opperman
		Title:	Chair, Isabella Bank Corporation Board of Directors

SCHEDULE A

Credit Date	Annual Credit Amount	Total Annual Credits
12/31/2024	$5,000	$5,000
12/31/2025	$5,000	$10,000
12/31/2026	$5,000	$15,000
12/31/2027	$5,000	$20,000
12/31/2028	$5,000	$25,000
12/31/2029	$10,000	$35,000
12/31/2030	$10,000	$45,000
12/31/2031	$10,000	$55,000
12/31/2032	$10,000	$65,000
12/31/2033	$10,000	$75,000
12/31/2034	$12,500	$87,500
12/31/2035	$12,500	$100,000
12/31/2036	$12,500	$112,500
12/31/2037	$12,500	$125,000
12/31/2038	$12,500	$137,500
12/31/2039	$15,000	$152,500
12/31/2040	$15,000	$167,500
12/31/2041	$15,000	$182,500
12/31/2042	$17,500	$200,000
12/31/2043	$20,000	$220,000
12/31/2044	$25,000	$245,000